Exhibit 99.1

SumTotal Systems Delivers Solid Fourth Quarter and Fiscal Year 2008 Results

Significant Growth in SaaS Business with Key Wins at Wendy’s International, H&R Block, and

Chevron Products Company

MOUNTAIN VIEW, Calif. – February 3, 2009 – SumTotal® Systems (Nasdaq: SUMT), the market leader and a global provider of talent development solutions, today announced its financial results for the fourth quarter and year ended December 31, 2008.

Fiscal Year 2008 Results

On an unaudited Generally Accepted Accounting Principles (GAAP) basis, total revenue for the fiscal year 2008 was $126.6 million compared to $121.9 million for the fiscal year 2007. Unaudited GAAP net loss before any potential charge for goodwill impairment, was $1.6 million, or $0.05 per share on a basic and diluted basis, compared to a net loss of $7.7 million, or $0.25 per share on a basic and diluted basis, for the fiscal year 2007.

Given the economy and a sustained decline in its market capitalization, the Company anticipates recording a non-cash goodwill impairment charge in the fourth quarter. The potential size of the impairment charge is being calculated.

Non-GAAP revenue for the year was $126.9 million compared to $123.1 million for the fiscal year 2007. Non-GAAP net income for the year was $9.7 million, or $0.30 per share on a diluted basis, compared to non-GAAP net income of $7.1 million, or $0.23 per share on a diluted basis, for the prior year.

Non-GAAP results exclude the impact of certain charges primarily related to restructuring activities and non-cash charges related to acquisition accounting and stock-based compensation and any related income tax effects. Any goodwill impairment charge would be excluded from non-GAAP results. A reconciliation to the GAAP results is provided in the attached statements.

For the fiscal year 2008, cash flows from operating activities were $12.2 million.

“2008 was a good year for SumTotal Systems especially in light of a tough economy. We improved non-GAAP profitability and generated over $12 million in cash from operating activities. We had significant growth in parts of the company including 50% growth in our SaaS business,” said Arun Chandra, chief executive officer of SumTotal Systems. “In 2009, we will continue to accelerate our SaaS business and win in the learning, performance, and talent development markets by offering best-of-breed solutions.”

2008 Business Highlights

•	Doubled talent development customer base, adding customers such as Erie Insurance, Newmont Mining, and Heraeus Medical;

•	Continued growth in performance management, adding customers such as H&R Block, the PGA TOUR – Golf Course Properties Division, the County of Los Angeles, and Genmab;

•	Significant growth in SaaS business through the ResultsOnDemand offering, adding customers such as Chevron Products Company, Wendy’s International, and Mizuho Corporate Bank;

•	Maintained leadership position in learning management with new deals including Kohl’s Department Stores, Citrix, and CareerBuilder;

•	Continued growth in international markets, adding new deals with customers including Amcor, Dubai Holding, Nihon Chouzai Co., Ltd. and Scania;

•	Recognized as a market leader in Performance Management by industry analyst Bersin & Associates in its study titled The Essential Guide to Performance Management Systems; and

•	Positioned in the Leadership Quadrant by Gartner, Inc., in the 2008 “Magic Quadrant for Corporate Learning Systems.”

Fourth Quarter 2008 Results

On an unaudited GAAP basis, total revenue for the fourth quarter 2008 was $29.6 million compared to $33.3 million in the fourth quarter 2007. Unaudited GAAP net loss, before any potential charge for goodwill impairment, was $1.2 million, or $0.04 per share on a basic and diluted basis, compared to a net loss of $2.4 million, or $0.07 per share in the fourth quarter 2007.

Non-GAAP revenue for the fourth quarter 2008 was $29.6 million compared to $33.5 million in the fourth quarter 2007. Non-GAAP net income was $1.8 million, or $0.06 per share on a diluted basis, compared to non-GAAP net income of $1.7 million, or $0.05 per share on a diluted basis, a year ago.

Cash flows from operating activities were $3.7 million for the quarter.

Guidance

Due to economic uncertainties, the company is unable to provide guidance for the full year 2009. For the first quarter 2009, SumTotal estimates its revenue on both a GAAP and non-GAAP basis will be between $24.0 million and $26.0 million. GAAP net loss is estimated to be between $6.8 million and $5.8 million.

On a non-GAAP basis, net loss is estimated to be between $2.5 million and $1.5 million. The principal reconciling items between GAAP loss and non-GAAP income are estimated to be $1.1 million for amortization of intangibles, $1.7 million for stock-based compensation, and $1.5 million for restructuring charges.

Conference Call

SumTotal will host an investor conference call and webcast on February 3, 2009, at 5:00 p.m. ET/ 2:00 p.m. PT. SumTotal plans to make a live audio webcast available to investors and the public at http://investor.sumtotalsystems.com.

In addition to the webcast, SumTotal plans to make available a telephone replay of the call on February 3, 2008, beginning at approximately 7:00 p.m. PT through the close of business on February 10, 2008. Interested parties can access the replay by dialing 800-642-1687 within the US or 706-645-9291 outside the US and entering the access code 80859700.

About SumTotal Systems, Inc.

SumTotal Systems, Inc. (NASDAQ:SUMT) is the market leader and a global provider of talent development solutions. SumTotal deploys mission-critical solutions designed to align goals, develop skills, assess performance, plan for succession and set compensation. SumTotal’s solutions aim to accelerate performance and profits for more than 1,500 companies and governments of all sizes, including six of the world’s 10 biggest pharmaceutical makers, six of the 10 largest automotive companies in the world, four of the five branches of the U.S. Armed Forces, three of the world’s top five airlines, five of the six largest U.S. commercial banks and two of the world’s top five specialty retailers. Mountain View, Calif.-based SumTotal has offices across Asia, Australia, Europe and North America. For more information about SumTotal’s products and services, visit www.sumtotalsystems.com.

SumTotal and the SumTotal logo are registered trademarks or trademarks of SumTotal Systems, Inc. and/or its affiliates in the United States and/or other countries. Other names may be trademarks of their respective owners.

Forward-Looking Statements

Information in this press release and the accompanying conference call contain forward-looking statements and management’s estimation regarding future performance of the company, including without limitation, financial estimates and expectations and the company’s business plans and strategies for the first quarter ending March 31, 2009 and beyond. These statements represent the company’s current expectations or beliefs concerning its future results and plans, and include statements, among others, regarding its financial forecasts including a potential charge for goodwill impairment; the company’s competitive position and business model, including its market share and its ability to grow its performance management and international business, and its subscriptions and support business. These statements are not historical facts or guarantees of future performance or events; are based on current expectations, estimates, beliefs, assumptions, goals and objectives; and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. Readers of this press release and listeners to the accompanying conference call are cautioned not to place undue reliance on any forward-looking statement or statements. Additional factors that could cause actual results to differ include, but are not limited to (i) a potential charge for goodwill impairment; (ii) worsening of the general economic climate or reduced confidence in the economy and the company’s inability to timely respond to such changes; (iii) decreases in information technology spending which may cause delays or cancellations of purchases of the company’s products and services; (iv) market acceptance of the company’s products and services and the ability to manage successfully and increase growth internationally and in the performance and learning management markets; (v) delays or complications in upgrading customers to the SumTotal platform, causing a decrease in customer satisfaction; (vi) inability of the company’s executive team, including the company’s new chief executive officer, to execute on its plans, causing the company to miss its financial forecasts or not grow the company’s business at or above the forecasts; (vii) underestimating the cost reductions or other adjustments necessary to timely respond to changes in the economic climate in general and specifically to the company’s business in order to maintain profitability, or making cuts that aversely impact the company’s ability to execute; (viii) inability to recruit or retain key personnel, including management; (ix) increased competition, especially in the performance management and international markets, causing the loss of deals, material reductions in prices or acceptance of terms the company otherwise would not accept; (x) inaccurately estimating the speed, ability or cost of the company transitioning its product offerings to on-demand subscriptions and a recurring revenue model; (xi) customer dissatisfaction with the company’s products or services, causing product returns, refusal to pay for products or services delivered or customers to cancel or not renew their services at higher than expected rates; (xii) the lengthening of the company’s sales cycle and increased difficulties in negotiating sales contracts on terms favorable to the company and the uncertain timing of such sales; (xiii) other market conditions that include risks and uncertainties such as risks associated with financial, economic, political, terrorist activity and other uncertainties associated with operating a global business; and (xiv) other events and other important factors disclosed previously and from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2007, its quarterly report on Form 10-Q for the quarter ended September 30, 2008 and its Form 8-Ks. The company assumes no obligation to update the information in this press release or in the accompanying conference call.

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Investor Contact:

SumTotal Systems, Inc.

Gwyn Lauber, 650-934-9584

glauber@sumtotalsystems.com

Media Contact:

SumTotal Systems, Inc.

Kimberley Kasper, 650-934-9579

kkasper@sumtotalsystems.com

SumTotal Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited) (*)

	December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$44,059	$19,182
Short-term investments	3,790	30,143
Accounts receivable, net	23,498	26,734
Prepaid expenses and other current assets	4,953	4,482

Total current assets	76,300	80,541
Property and equipment, net	6,132	7,901
Goodwill	68,461	68,461
Intangible assets, net	7,084	12,924
Other assets	1,786	1,213

Total assets	$159,763	$171,040

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,693	$2,326
Accrued compensation and benefits	7,117	8,630
Other accrued liabilities	4,045	3,759
Restructuring accrual	—	100
Deferred revenue	32,909	35,898
Notes payable	4,667	6,157

Total current liabilities	50,431	56,870
Non-current liabilities:
Other accrued liabilities, non-current	107	193
Deferred revenue, non-current	1,618	858
Notes payable, non-current	—	4,661

Total liabilities	52,156	62,582
Commitments and contingencies
Stockholders’ equity	107,607	108,458

Total liabilities and stockholders’ equity	$159,763	$171,040

(*)	The unaudited condensed consolidated balance sheet at December 31, 2008 does not include a write-down of goodwill. The Company expects to record an impairment charge, but the amount is still being calculated. As a result, goodwill, total assets, stockholders’ equity and total liabilities and stockholders’ equity are reflected without any consideration for goodwill impairment.

SumTotal Systems, Inc.

GAAP Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited) (*)

	Three-Months Ended December 31,		Twelve-Months Ended December 31,
	2008	2007	2008	2007
Revenue:
Subscriptions and support	$17,164	$16,040	$69,734	$61,281
Services	8,817	9,735	34,931	34,285
License	3,638	7,555	21,981	26,358

Total revenue	29,619	33,330	126,646	121,924

Cost of revenue:
Subscriptions and support	5,726	5,928	23,980	21,224
Services	5,778	6,808	24,243	23,020
License	51	100	249	517
Amortization of intangible assets	1,385	2,051	5,840	8,403

Total cost of revenue	12,940	14,887	54,312	53,164

Gross margin	16,679	18,443	72,334	68,760

Operating expenses:
Research and development	5,430	5,728	22,069	21,425
Sales and marketing	7,610	9,975	32,738	35,531
General and administrative	4,772	4,680	19,059	19,016
Restructuring charge	—	759	163	759

Total operating expenses	17,812	21,142	74,029	76,731

Loss from operations	(1,133)	(2,699)	(1,695)	(7,971)
Interest expense	(128)	(265)	(668)	(1,312)
Interest income	238	616	1,357	1,840
Other income (expense), net	118	(10)	178	(66)

Loss before provision for income taxes	(905)	(2,358)	(828)	(7,509)
Provision for income taxes	248	27	752	217

Net loss	$(1,153)	$(2,385)	$(1,580)	$(7,726)

Net loss per share, basic and diluted	$(0.04)	$(0.07)	$(0.05)	$(0.25)

Weighted average common shares outstanding, basic and diluted	31,465	32,250	31,819	30,405

(*)	The unaudited condensed consolidated statements of operations for the three-months and twelve-months ended December 31, 2008 do not include a non-cash charge for goodwill impairment. The Company expects to record an impairment charge, but the amount is still being calculated. As a result, loss from operations, loss before provision for income taxes and net loss are reflected without any consideration for goodwill impairment.

SumTotal Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited) (*)

	Twelve-Months Ended December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(1,580)	$(7,726)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,736	4,115
Loss on disposal of property and equipment	25	—
Amortization of intangible assets	5,839	8,403
Provision for sales returns and doubtful accounts	117	241
Deferred tax expense	—	(40)
Tax benefit related to stock options	—	11
Accretion of interest on short-term investments	(221)	(373)
Accretion on interest expense on notes payable	111	249
Stock-based compensation	5,014	4,503
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	4,416	1,764
Prepaid expenses and other current assets	(382)	(783)
Other assets	(490)	189
Accounts payable	(684)	(1,710)
Accrued compensation and benefits	(1,734)	27
Other accrued liabilities	(48)	(1,171)
Restructuring accrual	(100)	(766)
Deferred revenue	(2,800)	5,862

Net cash provided by operating activities	12,219	12,795
Cash flows from investing activities:
Purchases of property and equipment	(3,342)	(5,797)
Purchases of short-term investments	(10,181)	(40,327)
Sales and maturities of short-term investments	36,755	16,175
Release of restricted cash	—	23

Net cash provided by (used in) investing activities	23,232	(29,926)
Cash flows from financing activities:
Net proceeds from the issuance of common stock pursuant to registered direct offering	—	32,710
Repayment of credit facility	(4,375)	(4,375)
Payment of notes payable	(1,887)	(1,885)
Purchase of treasury stock	(4,393)	(3,353)
Net proceeds from the issuance of common stock pursuant to SumTotal Systems’
Employee Stock Purchase Plan and exercises of common stock options	850	3,051

Net cash provided by (used in) financing activities	(9,805)	26,148
Effect of foreign exchange rate changes on cash and cash equivalents	(769)	(11)
Net increase in cash and cash equivalents	24,877	9,006
Cash and cash equivalents at beginning of period	19,182	10,176

Cash and cash equivalents at end of period	$44,059	$19,182

Supplemental disclosure of cash flow information
Interest paid	$560	$1,238
Taxes paid	$661	$184

(*)	The unaudited condensed consolidated statement of cash flows for the twelve-months ended December 31, 2008 does not include a non-cash charge for goodwill impairment. The Company expects to record an impairment charge, but the amount is still being calculated.

Use of Non-GAAP Financial Measures

In managing its business financial performance and establishing internal financial plans and targets, the Company uses non-GAAP financial measures. Management believes that certain non–GAAP financial measures provide greater transparency in managing its operations and business. The Company has presented these non-GAAP financial measures as supplemental information to allow investors to see how management views the operating performance of the Company and how it communicates the performance internally. The Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. This non-GAAP information is subject to material limitations and is not intended to be used in isolation or instead of results prepared in accordance with GAAP but rather in addition to the GAAP results. Also, the non–GAAP information prepared by the Company is not necessarily comparable to non-GAAP information provided by other companies.

A reconciliation of the non-GAAP measures to GAAP is included in the financial tables contained in this press release. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as provided herein.

The adjustments and the basis for excluding them are as follows:

Deferred Revenue Write-Down

The Company excludes the impact of the write-down of acquired deferred revenue to fair value relating to its acquisitions of Pathlore Software Corporation and MindSolve Technologies, Inc. This has the effect of increasing licenses and subscriptions and support revenue to the amounts that would have been recorded in the absence of the purchase accounting adjustments required by GAAP. This is done to provide management with better visibility on the contractual revenue run-rate, subscriptions and support renewal rates, and the operating profitability of the business.

Amortization of Intangible Assets

The Company has incurred expenses for amortization of intangible assets in the cost of sales numbers reported in its GAAP financial results. These expenses relate to various acquisitions of companies and technology. Management excludes these expenses when evaluating its operating performance because it believes that it provides for better comparability between periods and provides results that are more reflective of the operating performance of the business.

Stock-Based Compensation

The Company has incurred stock-based compensation as required by SFAS No. 123R, Share-Based Payment. The Company excludes these expenses from services and subscriptions and support cost of revenue, research and development expenses, sales and marketing expenses, and general and administrative expenses because it believes that the information is not relevant in managing its operations. Excluding these expenses also provides for results that better reflect the economic cash flows of the operations.

Restructuring Charges

The Company has incurred expenses for restructuring activities and accounted for them in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. These include but are not limited to employee severance and leasehold termination costs. Because of the one-time nature of these charges, management excludes them in evaluating its operating performance.

Goodwill Impairment

The Company anticipates a non-cash impairment charge related to its goodwill in fiscal year 2008 due to the recent decline in its market capitalization. Because of the one-time nature of this potential charge, which relates to prior period acquisitions, management will exclude it in evaluating its operating performance.

Income Taxes Expense Related to Acquired Net Operating Losses

As a result of prior acquisitions, the Company has acquired net operating loss carryforwards (NOLs) to which no value was allocated as prescribed by purchase accounting. Use of these NOLs during fiscal year 2008 resulted in a non-cash charge to provision for income taxes. Consistent with its treatment of other non-cash acquisition expenses, the Company has excluded these expenses when evaluating its operating performance.

Income Taxes

Other than the NOLs, these adjustments are not tax effected as management believes that given the Company’s historical operating losses and other tax considerations, they would not result in an additional tax charge to the income statement.

SumTotal Systems, Inc.

Non-GAAP to GAAP Reconciliations

(in thousands, except per share amounts)

(Unaudited) (*)

	Three-Months Ended December 31,		Twelve-Months Ended December 31,
	2008	2007	2008	2007
Non-GAAP revenue	$29,649	$33,484	$126,947	$123,051
Deferred revenue write-down: Subscriptions and support	(30)	(154)	(301)	(1,075)
Deferred revenue write-down: License	—	—	—	(52)

GAAP revenue	$29,619	$33,330	$126,646	$121,924

Non-GAAP net income	$1,835	$1,659	$9,748	$7,066
Deferred revenue write-down: Subscriptions and support	(30)	(154)	(301)	(1,075)
Deferred revenue write-down: License	—	—	—	(52)
Amortization of intangible assets	(1,386)	(2,051)	(5,841)	(8,403)
Stock-based compensation: Subscriptions and support	(78)	(68)	(257)	(268)
Stock-based compensation: Services	(195)	(138)	(600)	(549)
Stock-based compensation: Research and development	(211)	(154)	(699)	(590)
Stock-based compensation: Sales and marketing	(236)	(274)	(1,273)	(1,072)
Stock-based compensation: General and administrative	(852)	(446)	(2,184)	(2,024)
Restructuring charge	—	(759)	(163)	(759)
Income taxes expenses related to acquired net operating losses	—	—	(10)	—

GAAP net loss	$(1,153)	$(2,385)	$(1,580)	$(7,726)

Non-GAAP net income per share, diluted	$0.06	$0.05	$0.30	$0.23
Impact of dilution	—	—	—	—

Non-GAAP net income per share, basic	$0.06	$0.05	$0.31	$0.23
Deferred revenue write-down	—	(0.01)	(0.01)	(0.03)
Amortization of intangible assets	(0.05)	(0.06)	(0.18)	(0.28)
Stock-based compensation	(0.05)	(0.03)	(0.16)	(0.15)
Restructuring charge	—	(0.02)	—	(0.02)

GAAP net loss per share, basic and diluted	$(0.04)	$(0.07)	$(0.05)	$(0.25)

Weighted average common shares outstanding, basic, GAAP and non-GAAP	31,465	32,250	31,819	30,405

Weighted average common shares outstanding, diluted, non-GAAP	32,223	32,756	32,170	31,267
Anti-dilutive impact in net loss periods	(758)	(506)	(351)	(862)

Weighted average common shares outstanding, diluted, GAAP	31,465	32,250	31,819	30,405

(*)	The unaudited Non-GAAP to GAAP Reconciliations for the three-months and twelve-months ended December 31, 2008 do not include a non-cash charge for goodwill impairment. The Company expects to record an impairment charge, but the amount is still being calculated. As a result, GAAP net loss, including loss per share amounts, are reflected without any consideration for goodwill impairment.